Exhibit 99.1

NEWS RELEASE For release at 4 p.m. EDT, 7/6/09 Contact: Susan Sutherland Toll free ofc. (877) 988-8048 Fax (715) 424-3414 Email : pr@renlearn.com

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

Randall J. Erickson to Join Renaissance Learning’s Board of Directors

WISCONSIN RAPIDS, WI — July 6, 2009 — Renaissance Learning™, Inc. (Nasdaq: RLRN), a leading provider of technology to support personalized practice, differentiated instruction, and progress monitoring in reading, math, and writing for pre-K-12 schools and districts, today announced that Randall J. Erickson has been appointed to its Board of Directors.

Mr. Erickson, 50, is Senior Vice President, Chief Administrative Officer and General Counsel of Marshall & Ilsley Corporation. Prior to joining Marshall & Ilsley in 2002, Mr. Erickson was a partner with the law firm Godfrey & Kahn, S.C. and head of the firm’s Securities Practice Group. Mr. Erickson is a member of the adjunct faculty at the University of Wisconsin Law School where he lectures on mergers and acquisitions and related topics. He is currently a member of the Lawyers Council of the Financial Service Roundtable, the General Counsels Group of the American Bankers Association, and the Business Law Section of the American Bar Association. In addition, Mr. Erickson serves as a director of the University of Wisconsin - La Crosse Foundation and the Mequon-Thiensville Education Foundation.

“We are very pleased that Randy Erickson has joined our Board,” said Judith A. Paul, Chairman of the Board of Directors of Renaissance Learning. “He not only brings a wealth of experience and strong financial and business acumen to the Board, but he also shares in our passion to accelerate learning.”

Renaissance Learning, Inc.

Renaissance Learning, Inc. is the world’s leading provider of computer-based assessment technology for pre-K–12 schools. Adopted by more than 74,000 schools, Renaissance Learning’s tools provide daily formative assessment and periodic progress-monitoring technology to enhance core curriculum, support differentiated instruction, and personalize practice in reading, writing and math. Renaissance Learning products help educators make the practice component of their existing curriculum more effective by providing tools to personalize practice and easily manage the daily activities for students of all levels. As a result, teachers using Renaissance Learning products accelerate learning, get more satisfaction from teaching, and help students achieve higher test scores on state and national tests. Renaissance Learning has seven U.S. locations and subsidiaries in Canada and the United Kingdom.